Exhibit 99.1

Alpine Immune Sciences Provides Corporate Update and
Reports First Quarter 2019 Financial Results
- Alpine transitions to clinical-stage company
- Completed financing to fund further development of both lead programs
SEATTLE, WA - May 9, 2019 - Alpine Immune Sciences, Inc. (NASDAQ: ALPN), a leading clinical-stage immunotherapy company focused on developing innovative treatments for cancer, autoimmune/inflammatory, and other diseases, today provided a corporate update and reported financial results for the first quarter ended March 31, 2019.
“The first quarter of 2019 was a significant one for Alpine as we transitioned into a clinical stage company by initiating the first-in-human Phase I study of our lead autoimmune/inflammatory disease program ALPN-101,” said Mitchell H. Gold, MD, Executive Chairman and Chief Executive Officer of Alpine. “Building on this momentum, we are on track to have two programs in clinical trials as we expect to file for authorization to begin a Phase I study of our lead oncology program, ALPN-202, by the end of this year. Our team is focused on delivering the next generation of immunotherapies to patients suffering from debilitating and deadly diseases and continues to execute our pre-clinical and clinical strategy.”
Recent Corporate and Clinical Highlights
First Subjects Dosed in Phase I Clinical Trial for Lead Autoimmune/Inflammatory Disease Program ALPN-101: Alpine announced successful initiation of dosing in its first-in-human Phase I study of ALPN-101, a first-in-class dual ICOS/CD28 antagonist, this past February. This study is evaluating the safety and tolerability of single- and multiple-ascending intravenous and subcutaneous doses of ALPN-101 in healthy volunteers. Pharmacokinetics, pharmacodynamics, and exploratory biomarkers are also being evaluated to help determine ALPN-101’s potential for the treatment of autoimmune/inflammatory diseases.
Closed $25 Million Private Placement and Min Cui, PhD appointed to Alpine’s Board of Directors: Alpine entered into a definitive securities purchase agreement for the sale of units consisting of shares of common stock and warrants to purchase common stock in a private placement resulting in gross proceeds to the Company of approximately $25.3 million. The private placement was led by Decheng Capital with participation from existing investors OrbiMed Advisors, Frazier Healthcare Partners, Alpine BioVentures, and BVF Partners. Min Cui, PhD, Founder and Managing Director of Decheng Capital, was appointed to Alpine’s Board of Directors.
Appointment of Stanford Peng, MD, to President and Head of Research and Development: Effective April 16, 2019, Dr. Peng was appointed President and Head of Research and Development. Dr. Peng is an industry veteran who has led Alpine’s research and development activities since late 2016, advancing lead program ALPN-101 into the clinic and positioning ALPN-202, Alpine’s lead oncology program, to be submitted for clinical trial authorization later this year.
Jan Hillson, MD, Appointed as Senior Vice President, Clinical Development: During the first quarter of 2019, Alpine appointed Dr. Hillson to Senior Vice President, Clinical Development. Dr. Hillson brings with her more than two decades of experience in academic rheumatology research, patient care, and teaching, and more than a decade directing strategy and operations of clinical research and translational medicine programs. Prior to joining Alpine, Dr. Hillson was Senior Vice President of Drug Development for ChemoCentryx, and earlier, she served as Vice President of Clinical and Translational Research at Momenta Pharmaceuticals. She has served in senior roles with ZymoGenetics/Bristol Myers Squibb and Xcyte Therapies and was a member of the Clinical Faculty at Harvard Medical School (Cambridge Health Alliance), Assistant Professor at the University of Washington, and Division Head at Virginia Mason Medical Center. Dr. Hillson is a licensed rheumatologist and continues to care for patients. She received her MD from Stanford School of Medicine, an MS from the California Institute of Technology, an MS in Marine Chemistry from Scripps Institute of Oceanography, and a BS from Michigan State University.

First Quarter 2019 Financial Results
As of March 31, 2019, Alpine had cash, cash equivalents, and short-term investments totaling $64.0 million. Net cash used in operating activities for the first quarter ended March 31, 2019 was $11.2 million compared to $4.4 million for the first quarter ended March 31, 2018. Alpine recorded a net loss of $12.4 million and $5.3 million for the first quarters ended March 31, 2019 and 2018, respectively.
Research and development expenses for the first quarter ended March 31, 2019 were $10.4 million compared to $3.8 million for the first quarter ended March 31, 2018. The increase was primarily attributable to an increase in direct research, contract manufacturing, and nonclinical development activities to support ALPN-101 and ALPN-202, plus increases in development personnel supporting Alpine’s programs and associated overhead and facility costs.
General and administrative expenses for the first quarter ended March 31, 2019 were $2.3 million compared to $2.1 million for the first quarter ended March 31, 2018. The increase was primarily attributable to professional and legal fees related to operating as a public company, in addition to personnel-related expenses and the costs associated with expanding the company’s operations as we accelerate development and clinical activities.
Cash Guidance
Alpine expects to have sufficient cash to fund operations into 2021, including the clinical advancement of Alpine's lead autoimmune/inflammatory program, ALPN-101, and its lead oncology program, ALPN-202.
About ALPN-101
ALPN-101 is a novel Fc fusion protein of a human inducible T cell costimulator ligand (ICOSL) variant immunoglobulin domain (vIgD™), and a first-in-class therapeutic simultaneously inhibiting the CD28 and ICOS inflammation pathways. CD28 and ICOS are closely related costimulatory molecules with partially overlapping roles in T cell activation likely connected to multiple autoimmune and inflammatory diseases. In preclinical models of graft versus host disease, inflammatory arthritis, and multiple sclerosis, ALPN-101 demonstrates efficacy superior to blockade of the CD28 or ICOS pathways alone.
ALPN-101 was engineered using Alpine's vIgD platform, which uses directed evolution to transform native IgSF proteins into multifunctional protein therapeutics. ALPN-101 is currently enrolling a first-in-human Phase I healthy volunteer trial.
About Alpine Immune Sciences, Inc.
Alpine Immune Sciences, Inc. is committed to leading a new wave of functional immune therapeutics. Alpine is employing directed evolution to create potentially powerful multifunctional immunotherapies to improve patients’ lives. Alpine has two lead programs. The first, ALPN-101 for autoimmune/inflammatory diseases, is a dual ICOS/CD28 antagonist, engineered to reduce pathogenic immune responses. The second, ALPN-202 for cancer, is a dual PD-L1/CTLA-4 antagonist and PD-L1-dependent CD28 costimulator intended to combine checkpoint inhibition with T cell costimulation - an approach currently absent from approved checkpoint therapies. Alpine is backed by world-class research and development capabilities, a highly-productive scientific platform, and a proven management team. For more information, visit www.alpineimmunesciences.com.
Forward-Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not based on historical fact and include statements regarding our platform technology and potential therapies, the timing of and results from clinical trials and pre-clinical development activities, clinical and regulatory objectives and the timing thereof, expectations regarding the sufficiency of cash to fund operations into 2021, the potential efficacy, safety profile, future development plans, addressable market, regulatory success, and commercial potential of our product candidates, the efficacy of our clinical trial designs, and our ability to successfully develop and achieve milestones in our development programs. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions and include words such as “may,” “will,” “should,” “would,” “expect,” “plan,” “intend,” and other similar expressions, among others. These forward-looking statements are based on current assumptions that involve risks, uncertainties, and other factors that may cause actual results, events, or developments to be materially different from those expressed or implied by such forward-looking statements. These risks and uncertainties, many of which are beyond our control, include, but are not limited to: clinical trials may not demonstrate safety and efficacy of any of our product candidates; our ongoing discovery and pre-clinical efforts may not yield additional product candidates; our discovery-stage and pre-clinical programs may not advance into the clinic or result in approved products; any of our product candidates may fail in development, may not receive required regulatory approvals, or may be delayed to a point where they are not commercially viable; we may not achieve additional milestones in our proprietary or partnered programs; the impact of competition; adverse conditions in the general domestic and global economic markets; as well as the other risks identified in our filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof and we undertake no obligation to update forward-looking statements, and readers are cautioned not to place undue reliance on such forward-looking statements.
“Transmembrane Immunomodulatory Protein,” “TIP,” “Variant Ig Domain,” “vIgD” and the Alpine logo are registered trademarks or trademarks of Alpine Immune Sciences, Inc. in various jurisdictions.

Alpine Immune Sciences, Inc.
Selected Condensed Consolidated Balance Sheet Data
(In thousands)
	March 31, 2019	December 31, 2018
	(unaudited)
Cash and cash equivalents	$41,437	$10,711
Short-term investments	22,519	41,592
Total current assets	64,895	53,545
Total assets	67,105	54,873
Total current liabilities	8,848	8,127
Total stockholders’ equity	56,583	44,591
Total liabilities and stockholders’ equity	67,105	54,873

Condensed Consolidated Statement of Operations and Comprehensive Income (Loss) Data
(In thousands, except share and per share amounts)	Three Months Ended March 31,
	2019	2018
	(unaudited)
Collaboration revenue	$—	$315
Operating expenses:
Research and development	10,350	3,792
General and administrative	2,345	2,108
Total operating expenses	12,695	5,900
Loss from operations	(12,695)	(5,585)
Other income (expense):
Interest expense	(70)	(78)
Interest and other income	384	305
Loss before taxes	(12,381)	(5,358)
Income tax benefit (expense)	—	52
Net loss	$(12,381)	$(5,306)
Comprehensive income (loss):
Unrealized gain (loss) on investments	15	(46)
Unrealized loss on foreign currency translation	(14)	—
Comprehensive loss	$(12,380)	$(5,352)
Weighted-average shares used to compute basic and diluted net loss per share	17,671,918	13,844,731
Basic and diluted net loss per share	$(0.70)	$(0.38)

Alpine Immune Sciences Inc.
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